UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 24, 2004

MARINER HEALTH CARE, INC.

(Exact name of registrant as specified in charter)

Delaware (State of incorporation)	0-49813 (Commission File Number)	74-2012902 (IRS Employer Identification No.)

One Ravinia Drive
Suite 1500
Atlanta, Georgia 30346
(Address of principal executive offices / Zip Code)

(678) 443-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act.

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

     ☐ Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

     ☐ Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01. Entry into a Definitive Material Agreement.

     On November 22, 2004, Mariner Health Care, Inc., a Delaware corporation (“Mariner”), certain Guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as Trustee (the “Trustee”), entered into a First Supplemental Indenture (the “Supplemental Indenture”), amending and supplementing the Indenture dated as of December 19, 2003 (the “Indenture”), by and among Mariner, the Guarantors and the Trustee, pursuant to which Mariner issued its 8¼% Senior Subordinated Notes due 2013, Series A (the “Notes”).

     Although executed on November 22, 2004, the Supplemental Indenture is currently not effective, and will not become effective with respect to the Notes and the Indenture until the date that Mariner delivers written notice to the Trustee that, pursuant to Mariner’s Offer to Purchase and Consent Solicitation Statement dated November 2, 2004, the Notes tendered and not validly withdrawn have been accepted for purchase by Mariner. The Notes are not expected to be accepted for purchase by Mariner until the closing of the proposed merger (the “Merger”) of NCARE Acquisition Corp., a wholly-owned subsidiary of National Senior Care, Inc. (“National Senior Care”), with and into Mariner, with Mariner being the surviving entity in the Merger and a wholly-owned subsidiary of National Senior Care. The terms and conditions governing the Merger are set forth in the Agreement and Plan of Merger dated as of June 29, 2004, among Mariner, National Senior Care and NCARE Acquisition Corp., a copy of such agreement, as amended, is attached as Exhibit 2.1 to the Form 8-K filed by Mariner on October 21, 2004, with the Securities and Exchange Commission (the “Commission”). There can be no assurance that the Merger will be consummated or that the tendered Notes will be accepted by Mariner. Since the effectiveness of the Supplemental Indenture is conditioned on the consummation of the Merger and the acceptance of the tendered Notes, there likewise can be no assurance that the Supplemental Indenture or the amendments contained therein will become effective.

     Once the Supplemental Indenture becomes effective as a result of the consummation of the Merger and the acceptance of the tendered Notes, it will serve to amend and supplement the Indenture as follows:

1.	Deletion of Covenants. Pursuant to the Supplemental Indenture, the covenants and references thereto that are briefly summarized below are deleted from the Indenture in their entireties:

     SECTION 4.03 Waiver of Stay, Extension or Usury Laws. Under this section, Mariner covenants not to claim or take advantage of any stay or extension law or any usury law or other law that would prohibit or forgive Mariner from paying all or any portion of the amounts owed on the Notes, and Mariner waives the benefit of such laws.

     SECTION 4.05 Payment of Taxes and Other Claims. This section requires Mariner to pay all material taxes and governmental charges and all claims for labor, materials and supplies, subject to certain rights to contest such taxes, charges and claims.

     SECTION 4.06 Corporate Existence. This section requires each of Mariner and the Restricted Subsidiaries (as defined in the Indenture) to maintain its existence as a corporation, partnership or limited liability company and to maintain its material rights, licenses and franchises, with certain limitations.

     SECTION 4.08 Compliance with Laws. This section requires Mariner and the Restricted Subsidiaries to comply with applicable statutes, regulations and other laws, except for such noncompliance as would not in the aggregate have a material adverse affect on the financial condition or results of operations of Mariner and its subsidiaries taken as a whole.

     SECTION 4.09 Maintenance of Properties and Insurance. This section requires Mariner and each Restricted Subsidiary to maintain all material properties and equipment as in the judgment of Mariner or such Restricted Subsidiary may be necessary to conduct its business. This section also requires Mariner and its subsidiaries to maintain such insurance as is customarily carried by similar businesses of similar size, including property and casualty loss, workers’ compensation and interruption of business insurance.

     SECTION 4.10 Limitation on Additional Indebtedness. This section limits the ability of Mariner and its Restricted Subsidiaries to incur certain indebtedness.

     SECTION 4.11 Limitation on Restricted Payments. This section limits the ability of Mariner and its Restricted Subsidiaries to (i) declare or pay any dividend or make any distribution on its capital stock other than dividends or distributions payable solely in shares of capital stock or rights to purchase capital stock (in each case, other than Disqualified Capital Stock, as defined in the Indenture), (ii) purchase, redeem, or otherwise acquire or retire for value shares of capital stock of Mariner or any Restricted Subsidiary or rights to purchase such capital stock, (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity date, repayment date or sinking fund payment date, any indebtedness that is subordinated in right of payment to the Notes, (iv) make any investment other than certain types of investments specifically permitted by the Indenture, (v) designate any subsidiary of Mariner as an Unrestricted Subsidiary (as defined in the Indenture), and (vi) forgive certain indebtedness of certain of Mariner’s affiliates to Mariner or a subsidiary of Mariner.

     SECTION 4.12 Limitation on Investments. This section prohibits Mariner and the Restricted Subsidiaries from making investments other than certain types of investments specifically permitted by the Indenture.

     SECTION 4.13 Limitation on Other Senior Subordinated Indebtedness. This section limits the ability of Mariner and each Guarantor to incur indebtedness that is both subordinate in right of payment to any senior indebtedness of Mariner or such Guarantor and is senior in right of payment to the Notes or the guarantees of the Notes.

     SECTION 4.14 Limitation on Creation of Subsidiaries. This section limits the ability of Mariner and its subsidiaries to create subsidiaries.

     SECTION 4.16 Limitation on Transactions with Affiliates. This section limits the ability of Mariner and its Restricted Subsidiaries to enter into, amend or suffer to exist any transaction or series of related transactions (including the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of an affiliate of Mariner.

     SECTION 4.17 Limitation on Liens. This section limits the ability of Mariner and its Restricted Subsidiaries to create, incur or assume any liens that secure pari passu indebtedness or indebtedness that is subordinate in right of payment to the Notes or to any guarantee of the Notes, without granting (i) an equal and ratable lien in favor of the Notes with respect to liens securing pari passu indebtedness and (ii) a senior lien in favor of the Notes with respect to liens securing indebtedness that is subordinate to the Notes.

     SECTION 4.19 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. This section limits the ability of Mariner and each Restricted Subsidiary to create or otherwise cause to exist any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make other distributions to Mariner or a Restricted Subsidiary or pay any indebtedness owed to Mariner or a Restricted Subsidiary, (ii) make loans or advances or capital contributions to Mariner or a Restricted Subsidiary, or (iii) transfer any of its properties or assets to Mariner or a Restricted Subsidiary.

     SECTION 4.21 Limitation on Preferred Stock of Restricted Subsidiaries. This section limits the ability of any Restricted Subsidiary to issue any capital stock, however designated, that entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Restricted Subsidiary over the holders of other capital stock issued by such Restricted Subsidiary.

     SECTION 4.22 Limitation on Capital Stock of Restricted Subsidiaries. This section limits the ability of Mariner to sell, pledge or otherwise convey or dispose of any capital stock of a Restricted Subsidiary and the ability of any Restricted Subsidiary to issue any capital stock.

     SECTION 4.23 Limitation on Sale and Lease-Back Transactions. This section limits the ability of Mariner and its Restricted Subsidiaries to enter into certain sale and lease-back transactions.

     SECTION 4.25 Limitation on Transfer of Assets. This section limits the ability of Mariner and the Guarantors to sell, transfer or otherwise dispose of any assets or property to any Restricted Subsidiary that is not a Guarantor.

     SECTION 5.02 Successor Persons Substituted. This section provides that upon a consolidation, merger or transfer of all or substantially all of the assets of Mariner, the successor entity will succeed to, and be substituted for, Mariner, and that thereafter the predecessor entity will be relieved from all obligations and covenants under the Indenture and the Notes.

2.	Amendment to Section 4.02 (“Provision of Financial Statements and Other Information”). The Supplemental Indenture deletes the requirement that Mariner furnish to the Trustee and holders of the Notes and file with the Commission, whether or not such reports and other documents are required to be filed with the Commission:

•	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Mariner were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Mariner’s certified independent accountants; and

•	all current reports that would be required to be filed with the Commission on Form 8-K if Mariner were required to file such reports.

3.	Amendment to Section 4.20 (“Limitation on Conduct of Business”). The Supplemental Indenture deletes the covenant, which generally prohibits Mariner and its Restricted Subsidiaries from engaging in any businesses other than a business (a “Permitted Business”) that derives a majority of its revenues from the business in which Mariner was engaged in on the date the Notes were issued and/or activities that are deemed by the Board of Directors of Mariner to be reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, such business. Pursuant to the Supplemental Indenture, the deleted covenant is replaced with a covenant that, solely for purposes of and in connection with certain provisions of Section 4.15 (“Limitations on Asset Sales”), prohibits any property or assets acquired by Mariner or any of its Restricted Subsidiaries with certain proceeds from the sale of Mariner’s assets pursuant to Section 4.15 from being used in any businesses other than a Permitted Business.

4.	Amendment to Section 5.01 (“Limitation on Consolidation, Merger and Sale of Assets”). The Supplemental Indenture deletes all of the limitations currently set forth in Section 5.01 on the ability of Mariner and the Restricted Subsidiaries to consolidate, merge, or sell, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Mariner or any Restricted Subsidiary. The Supplemental Indenture amends Section 5.01 to specifically allow Mariner and the Restricted Subsidiaries to consolidate or merge, or sell, transfer, lease, convey or otherwise dispose of all or substantially all of their assets without any limitation or restriction.

5.	Amendment to Section 6.01 (“Events of Default”). The Supplemental Indenture deletes all references to the events of default resulting from a failure to comply with any of the sections specified under “Deletion of Covenants’’ above, or specifically deletes all references to such sections, and eliminates the events of default set forth in the following sections: Section 6.01(d), which relates to the failure of Mariner or any Restricted Subsidiary to pay certain indebtedness of $20.0 million or more; and Section 6.01(e), which relates to the rendering and non-discharge of judgments or orders against Mariner or any Restricted Subsidiary in excess of $20.0 million.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARINER HEALTH CARE, INC.
	By:	/s/ Stefano M. Miele
Stefano M. Miele
Dated: November 24, 2004		Senior Vice President, General Counsel and Secretary